SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                          UNITED INDUSTRIAL CORPORATION
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                (Name of Registrant as Specified In Its Charter)


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
UNITED INDUSTRIAL CORPORATION
570 LEXINGTON AVENUE, NEW YORK, NY 10022

CONTACT: SUSAN FEIN ZAWEL
         VICE PRESIDENT CORPORATE COMMUNICATIONS
         (212) 752-8787


                    UNITED INDUSTRIAL RESPONDS TO ISS REPORT

           --URGES SHAREHOLDERS TO ELECT BOARD'S NOMINEES AS DIRECTORS
                          AT UPCOMING ANNUAL MEETING--

       --DESCRIBES SALES PROCESS AS "RIGOROUS, FOCUSED ON CREDIBLE BUYERS
              AND DESIGNED TO DELIVER MAXIMUM VALUE TO SHAREHOLDERS
                         AS EXPEDITIOUSLY AS POSSIBLE"--

NEW YORK, NY, September 27, 2002 - United Industrial Corporation (NYSE: UIC) today made the following comments in response to a report issued by Institutional Shareholder Services (ISS) and urged its shareholders to reelect the Board's highly qualified nominees, Richard R. Erkeneff, the Company's President and CEO, and Paul J. ("Page") Hoeper, a former Assistant Secretary of the Army and Under Secretary of Defense, as Directors.

Harold Gelb, Chairman of the Board, commented, "In our view, there is no question that the reelection of Dick Erkeneff and Page Hoeper is in the best interests of shareholders, and we strongly disagree with the conclusion reached by ISS. We believe their analysis fails to consider the complexities of dealmaking, particularly in the defense industry where we believe experience and contacts matter, as well as the specific circumstances of our Company.

"Our Board has been working with Wachovia Securities, an expert in the middle-market defense sector, to conduct a sales process for the Company that is rigorous, focused on credible buyers and designed to deliver maximum value to shareholders as expeditiously as possible. Although there can be no assurance the process will be successful, we are confident that this process is the right process, and that maximum value for shareholders can be achieved by allowing it to continue forward uninterrupted.

"Steel Partners would have us elect its nominee and redo the sales process with new procedures, at a time when we are already significantly down the road to a potential sale. Due diligence sessions are underway with prospective purchasers, and our Board is focused on advancing this process as quickly as possible. With the divestiture of our transportation overhaul contracts on July 26 - a necessary requirement, potential buyers told us, for a transaction - we are now in a strong position for a sale.

"We urge all shareholders to send a message that you support your Board's efforts to increase shareholder value, by returning a WHITE proxy card with your votes for Dick Erkeneff and Page Hoeper," Mr. Gelb concluded.

UNITED INDUSTRIAL CORPORATION is a company focused on the design and production of defense, training and energy systems. Its products include unmanned aerial vehicles, training and simulation systems, and automated aircraft test and maintenance equipment. The Company also offers logistical/engineering services for government -owned equipment and manufactures combustion equipment for biomass and refuse fuels.

Except for the historical information contained herein, information set forth in this news release may contain forward-looking statements subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements.
The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the Company and its various risk factors, reference is made to the Company's most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

             FOR MORE INFORMATION, PLEASE VISIT UNITED INDUSTRIAL'S
                     WEB SITE AT WWW. UNITEDINDUSTRIAL.COM


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